Exhibit 99.1

RESOLUTE ENERGY CORPORATION

ANNOUNCES AGREEMENT FOR SALE OF

HILIGHT FIELD ASSETS IN POWDER RIVER BASIN

Denver, Colorado – September 16, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it has entered into a definitive agreement to sell its Hilight Field assets in the Wyoming Powder River Basin to an undisclosed private party for a purchase price of $55 million.  The proceeds of the sale will be used to reduce debt.

The transaction, which is expected to close on or about October 6, 2015, has an effective date of July 1, 2015, and is subject to customary closing conditions and purchase price adjustments, including for title and environmental defects.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “This transaction represents an important additional step in our previously announced plan to reduce debt and improve our liquidity.  Upon closing this transaction, we will have completed nearly $100 million of asset sales this year, thereby significantly reducing leverage and strengthening the Company’s balance sheet.”

Petrie Partners, LLC acted as financial advisor to Resolute on this transaction.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” “upon,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding the anticipated closing of the Powder River Basin asset sale transaction and the use of proceeds from that transaction.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming.  The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com